Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in certain Registration Statements of Primus Telecommunications Group, Incorporated and subsidiaries (the "Company") on Form S-8 (Nos. 333-35005, 333-56557, 333-73003, 333-70514 and 333-39526) and on Form S-3 (Nos. 333-89539 and 333-39096) of our report dated February 27, 2003, which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP
McLean, Virginia
March 28, 2003